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                                                                 EXHIBIT 16.1

                           [ERNST & YOUNG LETTERHEAD]


29 September 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549




Dear Gentlemen:

                             EXHIBIT 1 TO FORM 8-K


We have read Item 4 of Form 8-K dated August 11, 1997, as amended by Form
8-K/A dated September 29, 1997, of Flextronics International Ltd. and are in agreement with the statements contained in the third and fourth sentences of the first paragraph and in the second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


Yours faithfully

/s/ Ernst & Young

Ernst & Young